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Global Blood Therapeutics, Inc.

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Dear Shareholders:

2016 was a tremendous year of growth and acceleration for Global Blood Therapeutics (GBT). We delivered on our promise to continue advancing our lead product candidate, GBT440, across both our sickle cell disease (SCD) and idiopathic pulmonary fibrosis (IPF) indications. In addition, we prioritized our earlier-stage pipeline to focus on programs that we believe can make a difference in the lives of patients with grievous and inadequately treated conditions. Among our many recent achievements, we completed discussions with the U.S. Food and Drug Administration (FDA) on the design of the pivotal Phase 3 HOPE (Hemoglobin Oxygen Affinity Modulation to Inhibit HbS PolymErization) Study in adolescents and adults with SCD, which is now enrolling patients. Additionally, we initiated two Phase 2a studies in patients with IPF to advance GBT440 for the treatment of hypoxic pulmonary disorders. We believe we are well positioned to achieve important milestones in 2017 and continue making progress toward our goal of bringing to market innovative medicines to improve the lives of patients.

Expanding GBT440 into Phase 3 Development in SCD

SCD is a lifelong blood disorder caused by a genetic mutation in the beta-chain of hemoglobin, a protein found in red blood cells that carries oxygen throughout the body. This mutation results in the formation of abnormal hemoglobin known as sickle hemoglobin. In people with SCD, red blood cells lose their normal shape and become sickle-shaped and rigid. These sickle-shaped red blood cells get stuck in small blood vessels and block the flow of blood and oxygen, which can cause severe pain and inflammation and lead to multi-organ damage and early death. When I was a practicing physician, I saw first-hand how debilitating SCD is for patients and their families, and how urgent the need is for new treatment options.

Preclinical studies have demonstrated the ability of GBT440 to increase the oxygen affinity of hemoglobin. This mechanism of action has important therapeutic implications for both SCD and hypoxic lung diseases. Last year, we made very significant progress in advancing the clinical development of GBT440 as a potential oral, once-daily therapy in SCD. In June, we announced compelling data from our Phase 1/2 study that support the safety and efficacy of GBT440 and demonstrated a sustained treatment response at 90 days. In October, we completed discussions with the U.S. Food and Drug Administration (FDA) on the design and clinical endpoints for our Phase 3 HOPE Study, a global, randomized, double-blind, placebo-controlled, multi-center pivotal trial. In early 2017, we dosed the first patient in this study, which is enrolling up to 400 SCD patients age 12 years and older. We expect to announce topline results from this pivotal study in the first half of 2019.

At GBT, we strive to understand the treatment needs of patients and incorporate their perspectives and needs into our development programs. That approach became a reality with the HOPE Study, which is using a novel patient reported outcome (PRO) tool as a secondary clinical endpoint. Developed in conjunction with the SCD community and FDA, the PRO tool will allow us to measure the entire range of daily SCD symptoms, including those that matter most to patients – pain and fatigue.

Also in 2016, we initiated the HOPE-Kids 1 Study, a Phase 2a clinical trial in pediatric patients age 12 to 17 years with SCD. In 2017, we plan to expand this study into patients as young as age six – a critical patient population given that SCD is an inherited disease that begins in early childhood.

Advancing GBT440 for Hypoxemic Pulmonary Disorders

We also continued to accelerate the clinical development of GBT440 for the potential treatment of hypoxemia (low levels of oxygen in the blood) in patients with IPF, a fatal disease of unknown cause characterized by irreversible, progressive scarring of the lungs. As scarring worsens, the lungs cannot properly deliver oxygen into the blood. IPF causes shortness of breath due to hypoxemia and ultimately, organ dysfunction and death. Lung function worsening over time requires the use of supplemental oxygen and frequent hospitalizations in the late stages of disease. While two anti-fibrotic therapies are approved for the treatment of IPF, no drugs for IPF that target oxygenation are currently approved.

In 2016, we initiated two Phase 2a studies of GBT440 in IPF – one in IPF patients who have low blood oxygen levels when they exercise, and another, called ZEPHYR, in IPF patients who require continuous supplemental oxygen. These trials are designed to evaluate the safety of GBT440 and its effect on blood oxygen levels over a range of doses. Earlier this year, we began enrolling patients in the Phase 1 Basecamp clinical trial to evaluate the effect of GBT440 on the level of oxygen in the blood in healthy volunteers, both at rest and following maximal exercise under hypoxic conditions. We expect to announce topline data from all three studies in the second half of 2017.

Focusing on Bringing GBT440 to Greatly Underserved Patient Communities

Our commitment to the patient communities we serve runs deep. We have hired some of the most experienced people in our industry, and I am extremely grateful to work beside them every day. As we move ahead in 2017, we will remain focused on advancing the development of GBT440 as a novel, potentially game-changing therapy for both SCD and IPF patients. In 2017 we will continue to enroll patients in our pivotal SCD program and we look forward to reporting data from our ongoing studies supporting our IPF program.

Since the company’s inception, we have consistently delivered on our corporate and product development goals and have kept the company well capitalized. Our successes to date would not have been possible without the dedication of our employees and Board members, as well as the patients and investigators who have participated in our clinical studies. I would like to thank them, and you, our shareholders, for supporting our efforts and being part of our continued growth.

Sincerely,

Ted W. Love, M.D.

President and Chief Executive Officer

April 28, 2017